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                                                                 Exhibit 99.B(n)

                                  LAUDUS TRUST

                  FURTHER AMENDED AND RESTATED MULTI-CLASS PLAN

         PURSUANT TO RULE 18f-3 UNDER THE INVESTMENT COMPANY ACT OF 1940

                          Effective Date June 15, 2004

     WHEREAS, the Board of Trustees of Laudus Trust (the "Trust") have considered the following Further Amended and Restated Multi-Class Plan (the "Plan") under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust ("Independent Trustees") have found the Plan, as proposed, to be in the best interests of each class of shares of the Trust individually and the Trust as a whole;

     NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to Rule 18f-3 under the 1940 Act.

1.   FEATURES OF THE CLASSES

     Each now existing and hereafter created series (each a "Fund")(1) of the Trust is or may from time to time be authorized to issue from time to time its shares of beneficial interest in three classes: Institutional Class shares, Adviser Class shares and Investor Class shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectus(es) as from time to time in effect (together with the Trust's statement(s) of

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     (1)     The current operational Funds of the Trust are the Laudus Rosenberg
U.S. Large Capitalization Fund, Laudus Rosenberg U.S. Large Capitalization
Growth Fund, Laudus Rosenberg U.S. Discovery Fund, Laudus Rosenberg U.S. Small Capitalization Fund, Laudus Rosenberg Interantional Equity Fund, Laudus
Rosenberg International Small Capitalization Fund, Laudus Rosenberg European Fund, Laudus Rosenberg U.S. Large/Mid Capitalization Long/Short Equity Fund, Laudus Rosenberg U.S. Long/Short Equity Fund, Laudus Rosenberg Global Long/Short Equity Fund, and the Laudus Rosenberg Value Long/Short Equity Fund.

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additional information as from time to time in effect, the "Prospectus"). Each
Fund may offer such classes of shares to such classes of persons as are set forth in the Prospectus.

     Shares of each class of a Fund shall represent equal pro rata interests in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class.

     In addition, Institutional Class, Adviser Class and Investor Class shares shall have the features described in Sections 2, 3, 4 and 5 below. These features are subject to change, to the extent permitted by law and by the Amended and Restated Agreement and Declaration of Trust and By-laws of the Trust, by action of the Board of Trustees of the Trust.

2.   SALES CHARGE STRUCTURE

     (a) INITIAL SALES CHARGE.

     Institutional Class, Adviser Class and Investor Class shares of the Funds are offered at their NAV, without an initial sales charge.

     (b) CONTINGENT DEFERRED SALES CHARGE.

     Institutional Class, Adviser Class and Investor Class shares are not subject to a contingent deferred sales charge ("CDSC").

3.   SERVICE, DISTRIBUTION AND ADMINISTRATIVE FEES

     (a) DISTRIBUTION AND SERVICE FEES.

     INSTITUTIONAL CLASS SHARES. The Trust has not adopted a distribution and shareholder service plan with respect to Institutional Class and Adviser Class shares of the Funds. However, Institutional Class shares may be offered through certain brokers and financial intermediaries ("service agents") that have established a shareholder servicing relationship with the Trust on behalf of their customers. The Trust pays no compensation to such entities. Service agents may

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impose additional or different conditions on the purchase or redemption of
Institutional Class shares of the Funds and may charge transaction or account fees. Service agents are responsible for transmitting to their customers a schedule of any such fees and conditions.

     INVESTOR CLASS SHARES. The Trust has adopted a distribution and shareholder service plan with respect to the Investor Class shares of the Funds. The plan has been adopted in accordance with the requirements of Rule 12b-1 and is administered accordingly. Under the terms of each plan, the Trust is permitted to reimburse, out of the Investor Class assets of each Fund, in an amount up to 0.25% on an annual basis of the average daily net assets of that class, financial intermediaries that provide services in connection with the distribution of Investor Class shares of the Funds, as described in the Prospectus.

     ADVISER CLASS SHARES. The Trust has adopted a non-Rule 12b-1 shareholder service plan with respect to the Adviser Class shares of the Funds. Under the terms of each plan, the Trust is permitted to reimburse, out of the Adviser Class assets of each Fund, in an amount up to 0.25% on an annual basis of the average daily net assets of that class, financial intermediaries that have established a shareholder servicing relationship with the Trust on behalf of their customers.

     (b) ADMINISTRATIVE FEES. Each class of shares of each Fund pays BISYS Fund Services (the "Administrator") fees for administrative services ("Administrative Fees") pursuant to an Administration Agreement with the Trust. Under the Administration Agreement, the Administrator provides or procures such services as custody, transfer agency, accounting, legal and printing services. For these services, the Administrator is entitled to receive a fee, payable monthly, at the annual rate of of the average daily net assets of the Trust as stated in the Administration Agreement.

     (c) Sub-Accounting Fees. With respect to Investor Class shares of the Funds, the Trust is permitted to reimburse, out of the Investor Class assets of each Fund, financial intermediaries that provide sub-accounting and sub-transfer agency services in connection with Investor Class shares of the Funds an amount up to 0.15% on an annual basis of the average daily net assets of that class, as described in the Prospectus.

4.   ALLOCATION OF INCOME AND EXPENSES

     (a) Investor Class shares pay the expenses associated with their different distribution and shareholder servicing arrangements. All classes pay their respective Administrative Fees. Each class of shares may, at the Trustees' discretion, also pay a different share of other expenses (together with Distribution and Shareholder Service Fees and Administrative Fees, "Class Expenses"), not including advisory fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

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     (b) The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Fund. These expenses include:

          (1) Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Corporate Level Expenses"); and

          (2) Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

     Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Corporate Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it will be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the "Code").

     The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Independent Trustees determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

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5.   EXCHANGE PRIVILEGES

     Upon request to the Trust, shareholders may exchange Institutional Class, Adviser Class and Investor Class shares of a Fund for shares of the same Class or another Class of the Funds, provided such shareholder meets the eligibility requirements of the Class and Fund into which such shareholder seeks to have his or her shares exchanged.

6.   CONVERSION FEATURES

     Upon request to the Trust, shareholders may convert each of Institutional Class, Adviser Class and Investor Class shares to shares of another Class of the Funds, provided such shareholder meets the eligibility requirements of the Class into which such shareholder seeks to have his or her shares converted.

7.   DIVIDENDS/DISTRIBUTIONS

     Each Fund pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains as described in the Prospectus.

     All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate or, at the election of the shareholder, of another Fund at net asset value of such Fund or series, unless the shareholder elects to receive cash. Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each class.

8.   WAIVER OR REIMBURSEMENT OF EXPENSES

     Expenses may be waived or reimbursed by the Funds' investment adviser or investment sub-adviser , the Funds' principal underwriter, or other provider of services to the Trust without the prior approval of the Trust's Trustees.

9.   EFFECTIVENESS OF PLAN

     This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees. When this Plan takes effect, it shall supersede all previous plans of the Trust adopted pursuant to Rule 18f-3 under the 1940 Act.

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10.  MATERIAL MODIFICATIONS

     This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof in section 9 above.

11.  LIMITATION OF LIABILITY

     The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and the Administrator or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such rights or claims, and not to any Trustee or shareholder.

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